Exhibit 99.1

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News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1084	(407) 650-1205

CNL Hotels & Resorts Announces Agreement to Sell Waikiki Beach Marriott Resort by One of Its Partnerships for Approximately $279 Million; Estimated Net Gain to the REIT is $48 Million

(ORLANDO, Fla.) October 17, 2005 – CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust (REIT), announced today that the partnership in which it has a 49 percent interest has entered into an agreement with an affiliate of Whitehall Street Global Real Estate Limited Partnership 2005 to sell 100 percent of the 1,310-room Waikiki Beach Marriott Resort in Oahu for approximately $279 million.  The estimated net gain to CNL Hotels & Resorts will be approximately $48 million after closing and related transaction costs.

Acquired by the partnership in 2001 from Marriott International, Inc. for $130 million, the resort’s sale price represents $213,000 per key and a 3.9 percent capitalization rate based on 2004 net operating income.

According to Thomas J. Hutchison III, CEO of CNL Hotels & Resorts, the sale will enable the REIT to capitalize on favorable lodging market fundamentals and further its strategy to actively recycle capital from asset sales with opportunities to pursue selective acquisitions.

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CNL Hotels & Resorts Agrees to SellWaikikiBeach Marriott Resort/ p. 2

“While this is a premier destination resort, we evaluated the attractive price being offered and determined it was the right time to leverage the market cycle of this property, supporting our long-term strategy to take advantage of value-enhancing buying and selling opportunities,” stated Mr. Hutchison. “We also believe this transaction reinforces the strength of our portfolio management team and our repositioning and redevelopment efforts, which included the completion of an extensive $65 million reinvestment initiative in 2002 to modernize the resort’s interior and improve overall revenue potential.”

CNL Hotels & Resorts intends to use its share of the sales proceeds distributed by the partnership for future acquisitions in the luxury resort and upper-upscale industry segments, as well as for other general corporate purposes.  The transaction is expected to close in the fourth quarter of 2005 and is subject to customary closing conditions, though there can be no assurance that the sale will be completed.

Upon the completion of the sale, CNL Hotels & Resorts will continue to have a presence in Hawaii with its 780-room Grand Wailea Hotel Resort & Spa in Maui.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $5.8 billion in total assets with 94 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.

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SafeHarbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to the sale of stated property and the expected use of proceeds from such sale. Such forward‑looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. These risks are discussed in the Company's SEC filings, including its annual report on Form 10-K for the year ended December 31, 2004, as amended. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that the properties will be sold or, if sold, will be sold on the indicated terms.